Term sheet No. 1372R To product supplement R dated September 30, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated November 18, 2011; Rule 433
Deutsche Bank AG, London Branch
$           Market Contribution Securities Linked to the Deutsche Bank Liquid Commodity Apex 14 IndexTM Total Return due November 27*, 2013

General
•
The securities are designed for investors who seek a return at maturity that offers exposure to the performance of the Deutsche Bank Liquid Commodity Apex 14 IndexTM Total Return (the “Index”), reduced by the Adjustment Factor. The Index seeks to achieve a target volatility of 14% in the Deutsche Bank Liquid Commodity Apex IndexTM (the “Base Index”). The Base Index is designed to reflect the performance of a basket of three underlying commodity indices, weighted according to a dynamic allocation strategy, as further described herein. The securities will not pay any coupons, and investors should be willing to lose some or all of their initial investment if the Index does not appreciate by approximately 3.50% or more over the term of the securities. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due November 27*, 2013.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about November 22*, 2011 (the “Trade Date”) and are expected to settle on or about November 28*, 2011 (the “Settlement Date”).
•	After the Trade Date but prior to the Settlement Date we may accept additional orders for the securities and increase the aggregate Face Amount.
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	The Deutsche Bank Liquid Commodity Apex 14 IndexTM Total Return (Bloomberg: DBCMA14T <Index>)
Redemption Amount:	(i) You will receive a cash payment on the Maturity Date, determined on the Final Valuation Date, that provides you with a return per $1,000 Face Amount of securities, calculated as follows:
$1,000 + $1,000 x (Index Return – Adjustment Factor)

(ii) You will receive a cash payment on the Investor Redemption Payment Date, determined on the Investor Redemption Valuation Date, that provides you with a return per $1,000 Face Amount of securities, calculated as follows:

$1,000 + $1,000 x (Index Return – Adjustment Factor) – Investor Redemption Fee

Your investment will be fully exposed to any decline in the Index. If the Final Level on the Final Valuation Date or the Investor Redemption Valuation Date, as applicable, is less than the Initial Level, you will lose 1% of the Face Amount of your securities for every 1% that the Final Level is less than the Initial Level. In addition, the Adjustment Factor will lower your return by approximately 1.75% per annum and the Investor Redemption Fee will further reduce your return by $5.00 per Face Amount of securities if you redeem your securities, regardless of whether the Index appreciates or declines in value. In no event will the Redemption Amount be less than zero.

You will lose some or all of your investment at maturity or upon early redemption if the Index does not appreciate in an amount sufficient to offset the effect of the Adjustment Factor and the Investor Redemption Fee, if applicable.

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows:

Final Level	– 1
Initial Level
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1) The securities will not be sold with an up-front commission or fee. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
November 18, 2011

(Key Terms continued from previous page)
Adjustment Factor:
(0.0175 x (Days/365)) where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the Final Valuation Date or the Investor Redemption Valuation Date, as applicable.

Payment at Maturity:	If you hold your securities to maturity, you will receive the Redemption Amount calculated using the Final Level and Adjustment Factor applicable on the Final Valuation Date.
Investor Early Redemption:
You will have the right to cause us to redeem your securities, in whole or in part, for the Redemption Amount, by submitting a notice of your intention, indicating the aggregate Face Amounts of securities to be redeemed (in integrals of the Face Amount), to your broker in accordance with your broker’s instructions so that we receive notification of your intention by 10:00 a.m. New York City time on any day during the Election Period.  The “Investor Redemption Valuation Date” for each such investor early redemption will be on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 10:00 a.m. New York City time, or the next trading day if such notice is not received on a trading day or is received after 10:00 a.m. New York City time. The related “Investor Redemption Payment Date”†† will be three business days after the applicable Investor Redemption Valuation Date.  If you exercise your early redemption right, the Redemption Amount payable on the applicable Investor Redemption Payment Date will be calculated as of the corresponding Investor Redemption Valuation Date using the relevant Final Level and Adjustment Factor on such Investor Redemption Valuation Date, and will be subject to the deduction of the Investor Redemption Fee.  See “Additional Terms of the Securities—Early Redemption” herein.

Election Period:	Any trading day from (but excluding) the Trade Date to (and excluding) the Final Valuation Date.
Investor Redemption Fee:	$5.00 per Face Amount of securities
Initial Level†:	The Index closing level on the Trade Date
Final Level†:	The Index closing level on the Final Valuation Date or the Investor Redemption Valuation Date (each, an “Index Valuation Date”), as applicable
Trade Date:	November 22*, 2011
Settlement Date:	November 28*, 2011
Index Valuation Date:	The Final Valuation Date or the Investor Redemption Valuation Date, as applicable.
Final Valuation Date:	November 22*, 2013
Maturity Date††:	November 27*, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1EN7/ US2515A1EN73
*
Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and the Maturity Date may be changed so that the stated term of the securities remains the same.

†	Subject to adjustment for non-trading days and certain Market Disruption Events as described under “Additional Terms of the Securities – Market Disruption Events” herein.
††
Subject to postponement as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Market Disruption Events for Commodity Based Index” and acceleration as described under “Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Commodity Hedging Disruption Events for Commodity Based Index” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•
You should read this term sheet together with product supplement R dated September 30, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement R dated September 30, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201138/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

•
Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•
This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

•
Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

•
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Redemption Amount on the Securities Assuming a Range of Performances for the Index?

The table below illustrates the hypothetical Redemption Amount per $1,000 Face Amount of securities, for a hypothetical range of performances for the Index from -100% to +100%. The hypothetical Redemption Amounts set forth below assume (i) the Initial Level is 1,560.00, (ii) there are 731 calendar days from the Trade Date to the Final Valuation Date and (iii) the holder of the securities does not exercise the early redemption right. The actual Initial Level will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amounts will be determined based on the Final Level on the applicable Index Valuation Date. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Percent Change in Index	Adjustment Factor	Redemption Amount	Return on Securities
3,120.00	100.00%	3.50%	$1,964.95	96.50%
2,964.00	90.00%	3.50%	$1,864.95	86.50%
2,808.00	80.00%	3.50%	$1,764.95	76.50%
2,652.00	70.00%	3.50%	$1,664.95	66.50%
2,496.00	60.00%	3.50%	$1,564.95	56.50%
2,340.00	50.00%	3.50%	$1,464.95	46.50%
2,184.00	40.00%	3.50%	$1,364.95	36.50%
2,028.00	30.00%	3.50%	$1,264.95	26.50%
1,872.00	20.00%	3.50%	$1,164.95	16.50%
1,716.00	10.00%	3.50%	$1,064.95	6.50%
1,614.67	3.50%	3.50%	$1,000.00	0.00%
1,560.00	0.00%	3.50%	$964.95	-3.50%
1,404.00	-10.00%	3.50%	$864.95	-13.50%
1,248.00	-20.00%	3.50%	$764.95	-23.50%
1,092.00	-30.00%	3.50%	$664.95	-33.50%
936.00	-40.00%	3.50%	$564.95	-43.50%
780.00	-50.00%	3.50%	$464.95	-53.50%
624.00	-60.00%	3.50%	$364.95	-63.50%
468.00	-70.00%	3.50%	$264.95	-73.50%
312.00	-80.00%	3.50%	$164.95	-83.50%
156.00	-90.00%	3.50%	$64.95	-93.50%
0.00	-100.00%	3.50%	$0.00	-100.00%

Hypothetical Examples of Redemption Amounts

The following examples illustrate how the Redemption Amounts set forth in the table above are calculated.

Example 1: The level of the Index increases 50.00% from the Initial Level of 1,560.00 to a Final Level of 2,340.00. Assuming a period of 731 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $1,464.95 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x ((2,340.00 / 1,560.00 - 1) - (0.0175 x (731/365)))] = $1,464.95

Example 2: The Initial Level and the Final Level of the Index are both 1,560.00 such that the Index Return is 0%. If the Index Return is 0%, the investor will receive a Redemption Amount that is less than $1,000 per $1,000 Face Amount of securities due to the Adjustment Factor. Assuming a period of 731 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $964.95 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x ((1,560.00 / 1,560.00 - 1) - (0.0175 x (731/365)))] = $964.95

Example 3: The level of the Index decreases 30.00% from the Initial Level of 1,560.00 to a Final Level of 1,092.00. Assuming a period of 731 calendar days from the Trade Date to the Final Valuation Date and no early redemption, the holder receives a Redemption Amount of $664.95 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + [$1,000 x ((1,092.00 / 1,560.00 - 1) - (0.0175 x (731/365)))] = $664.95

Selected Purchase Considerations

•
THE ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION, AND THE DEDUCTION OF AN INVESTOR REDEMPTION FEE REDUCES THE PAYMENT UPON INVESTOR’S EARLY REDEMPTION— The payment at maturity or upon early redemption will be reduced by approximately 1.75% for each year the securities remain outstanding. Because the Adjustment Factor is applied to the Index Return on the applicable Index Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on the applicable Index Valuation Date, is greater than the Initial Level. In addition, when you cause us to redeem your securities prior to the Final Valuation Date, you will be charged the Investor Redemption Fee of $5.00 per Face Amount of securities, further reducing the Redemption Amount otherwise due to you on the applicable Investor Redemption Payment Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity or upon an early redemption is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY APEX 14 INDEXTM TOTAL RETURN — The return on the securities, which may be positive, zero or negative, is linked to the performance of the Deutsche Bank Liquid Commodity Apex 14 IndexTM Total Return (the “Index”). The Index is intended to reflect the effect of a target volatility strategy in respect of the Deutsche Bank Liquid Commodity Apex IndexTM (the “Base Index”). The target volatility strategy is based on a fixed target volatility level of 14% and the realized volatility of the Base Index over a defined period. The Base Index is intended to reflect the performance of a basket of three underlying indices (each, an “Underlying Index” and collectively, the “Underlying Indices”). The Underlying Indices are weighted according to a dynamic allocation strategy which aims to achieve equal risk contribution of each Underlying Index. The Underlying Indices are the Deutsche Bank Liquid Commodity Mean Reversion Enhanced IndexTM (the “MRE Index”), the Deutsche Bank Liquid Commodity Momentum IndexTM (the “Momentum Index”) and the Deutsche Bank Commodity Leveraged Harvest IndexTM (the “Leveraged Harvest Index”). The Index’s closing level is calculated on a total return basis.

For more information on the Index, the Base Index and the Underlying Indices, see “The Deutsche Bank Liquid Commodity Apex 14 IndexTM Total Return” in this term sheet.

•
A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES — If a Commodity Hedging Disruption Event (as defined herein) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in this term sheet for more information.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” bearing in mind that the coupon rate on your securities is zero. Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange (including upon early redemption), and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” such as us that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index, the Base Index, the Underlying Indices or any of the components of the Underlying Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon an early redemption is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be fully exposed to any decline in the Final Level, determined on the applicable Index Valuation Date, as compared to the Initial Level. Accordingly, you could lose up to $1,000 for each $1,000 that you invest. Payment of any amount at maturity or upon early redemption is subject to our ability to meet our obligations as they become due.

•
THE INCLUSION OF AN ADJUSTMENT FACTOR REDUCES THE PAYMENT AT MATURITY OR UPON EARLY REDEMPTION, AND THE DEDUCTION OF AN INVESTOR REDEMPTION FEE REDUCES THE PAYMENT UPON INVESTORS’ EARLY REDEMPTION — The payment at maturity or upon early redemption will be reduced by approximately 1.75% for each year the securities remain outstanding. Since the Adjustment Factor is applied to the Index Return on the applicable Index Valuation Date, the Adjustment Factor will reduce the return on the securities regardless of whether the Final Level on such Index Valuation Date is greater than, equal to or less than the Initial Level. The securities have a term from the Trade Date to the Final Valuation Date of approximately two years, so the total return at maturity will be reduced by approximately 3.50% compared to the total return if the Adjustment Factor had not been applied. In addition, when you cause us to redeem your securities prior to the Final Valuation Date, you will be charged the Investor Redemption Fee of $5.00 per Face Amount of securities, further reducing the Redemption Amount otherwise due to you on the applicable Investor Redemption Payment Date. Consequently, at maturity or upon an early redemption, you will receive less than your initial investment unless the Redemption Amount, after taking into account the Adjustment Factor and, in the case of an early redemption, the Investor Redemption Fee, is equal to or greater than $1,000 per $1,000 Face Amount of securities.

•
THE VALUE OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•
TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Underlying Indices, and therefore, the level of the Index, including on the Final Valuation Date, which would adversely affect your Payment at Maturity. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•
COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts included in the Underlying Indices are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities. The effect on the value of the securities of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest. For example, we may become subject to position limits on certain commodities, including commodities included in the Underlying Indices. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities early and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.

•
THE RETURN ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The return on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. At maturity, you will receive a positive return on your investment only if the Final Level on the Final Valuation Date exceeds the Initial Level by approximately 3.50% or more. If you choose to exercise your early redemption right, you will receive a positive return on your investment only if the Final Level on the Investor Redemption Valuation Date exceeds the Initial Level by an amount sufficient to entirely offset the effect of the Adjustment Factor and the Investor Redemption Fee. If the Final Level on the applicable Index Valuation Date is equal to the Initial Level, you will receive a negative return on your investment due to the Adjustment Factor, or, in the case of an investor early redemption, the Adjustment Factor and the Investor Redemption Fee. Even if the Final Level on the applicable Index Valuation Date is greater than the Initial Level by an amount sufficient to entirely offset the Adjustment Factor, or, in the case of an investor early redemption, the Adjustment Factor and the Investor Redemption Fee, the return on the securities may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that Deutsche Bank AG or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you in secondary market transactions will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

•
THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index to which the securities are linked.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Index

•
THE INDEX AND ITS BASE INDEX ARE SUBJECT TO STRATEGY RISKS — The Index seeks to achieve a volatility of 14% in the Base Index. Adjustments are made to the level of participation of the Index in its Base Index based on the historical realized volatility of the Base Index. The realized volatility of the Base Index could differ significantly from its historical realized volatility. It is therefore possible for the Index to achieve realized volatility that differs, perhaps significantly, from its target volatility. This could have an adverse effect on the performance of the Index, and consequently on the return on the securities.

The Base Index reflects the performance of a basket of three Underlying Indices weighted according to a dynamic allocation strategy, with greater weight being given to Underlying Indices with lower historical realized volatility relative to the other Underlying Indices calculated over a three-month period. The dynamic allocation strategy seeks to achieve equal “risk contribution” of the Underlying Indices but may not be successful. The dynamic allocation strategy may result in greater weight being given to the Underlying Indices that do not perform as well as the other Underlying Indices with lower weight. The level of the Base Index, and consequently the level of the Index and the return on the securities may be adversely affected.

•
THE ALLOCATION FEATURE OF THE INDEX MAY MAGNIFY YOUR EXPOSURE TO DECREASES IN THE BASE INDEX AND/OR REDUCE YOUR EXPOSURE TO INCREASES IN THE BASE INDEX —  The Index adjusts the level of its participation in the Base Index on a monthly basis. The level of participation of the Index in the Base Index in any given month will depend on the volatility experienced by the Base Index over the previous three-month period, and may be less than or greater than 100%. For this reason, you may be exposed to any decreases in the levels of the Base Index on an enhanced (i.e., greater than 100%) basis, and your participation in any increases in the levels of the Base Index may be less than 100%. The return on the securities, which may be positive, zero or negative, is linked to the performance of the Index, which is based on the performance of the Base Index. Your return, therefore, will depend primarily on whether, and the extent to which, the level of the Base Index increases or decreases during the term of the securities.

Risks Relating to the Underlying Indices

The Deutsche Bank Commodity Leveraged Harvest IndexTM (the “Leveraged Harvest Index”)

•
THE LEVERAGE FEATURE OF THE LEVERAGED HARVEST INDEX MAY MAGNIFY YOUR EXPOSURE TO DECREASES IN THE HARVEST BASE INDEX — The Leveraged Harvest Index seeks to reflect a three times leveraged exposure to the performance of the Deutsche Bank Commodity Harvest IndexTM (the “Harvest Base Index”). Consequently, you may be exposed to any decreases in the level of the Harvest Base Index on a three times leveraged basis. A decrease in the level of the Harvest Base Index will result in an accelerated decrease in the level of the Leveraged Harvest Index.

•
THE HARVEST BASE INDEX IS SUBJECT TO STRATEGY RISK — The Harvest Base Index reflects an outperformance strategy that takes a long position in the Deutsche Bank Commodity Booster Index – Benchmark Light Energy (the “Booster Index”) and a short position in the S&P GSCITM Light Energy Index (the

“S&P GSCI Light Energy Index”). The Booster Index employs a rule-based approach when replacing constituent futures contracts approaching expiration with futures contracts having a later expiration (a process referred to as “rolling”). Rather than select new futures contracts for certain constituent commodities based on a predefined schedule (e.g., monthly), the Booster Index rolls to the relevant new futures contracts from the list of tradable futures contracts which expire in the next thirteen months in a manner that seeks to generate the maximum implied roll yield (the “Optimum Roll Yield Strategy”). The Optimum Roll Yield Strategy is intended to maximize the potential roll benefits in backwardated markets where future prices are less than spot prices and minimize potential roll losses in contango markets where future prices are greater than spot prices. The Optimum Roll Yield Strategy may not be successful, and the level of the Harvest Base Index, and therefore the level of the Leveraged Harvest Index, may decrease.

The Deutsche Bank Liquid Commodity Momentum IndexTM (the “Momentum Index”)

•
THE MOMENTUM INDEX IS SUBJECT TO STRATEGY RISK — The Momentum Index rebalances the weights given to each of its sub indices (each, a “Momentum Sub-Index,” and together the “Momentum Sub-Indices”) based on signals of the overall commodity environment on the Momentum Observation Date (as defined below), as measured by the momentum of the 14 underlying commodities of the Momentum Index. If the overall commodity environment is deemed to be bullish, the Momentum Index invests into those Momentum Sub-Indices that show positive momentum and if the overall commodity environment is deemed to be bearish, the Momentum Index takes a short position in those Momentum Sub-Indices that show negative momentum. If the environment is trending sideways without clear momentum signals, the Momentum Index stays neutral and does not invest in any of the Momentum Sub-Indices.

The momentum strategy may not be successful and the assumptions on which the strategy is predicated may not prove to be accurate. If the commodity environment is deemed to be neutral, the Momentum will not invest in any of the Momentum Sub-Indices and will not participate in any potential gains in these indices until the next rebalancing. If a Momentum Sub-Index’s momentum is different from that of the overall commodity environment, the Momentum Index will not invest in such Momentum Sub-Index until the next rebalancing, even though such Momentum Sub-Index may increase significantly in the relevant period. The historical momentum of the underlying commodities, as determined on the Momentum Observation Date, may not be indicative of their future momentum. If the momentum strategy is not successful, the level of the Momentum Index, and consequently the return on your securities, may be adversely affected.

The Deutsche Bank Liquid Commodity Mean Reversion Enhanced IndexTM  (the “MRE Index”)

•
THE MRE INDEX IS SUBJECT TO STRATEGY RISK — Eleven of the twelve sub-indices included within MRE Index reflect the Optimum Roll Yield Strategy. The twelfth sub-index, the DBLCI Natural Gas Index, uses a fixed rolling methodology. The Optimum Roll Yield Strategy may not be successful, and the level of the MRE Index may decrease.

Additional Risks Relating to the Securities Generally

•
NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE CONSTITUENTS OF THE UNDERLYING INDICES – As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the commodities included in the Underlying Indices may have.

•
POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE, THE CALCULATION AGENT FOR THE SECURITIES, THE INDEX SPONSOR AND THE CALCULATION AGENT OF THE INDEX, THE BASE INDEX AND THE UNDERLYING INDICES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities and the sponsor and calculation agent of the Index, the Base Index and the Underlying Indices (the “Index Sponsor”). We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Underlying Indices, the exchange-traded futures contracts included in the Underlying Indices or a Commodity Hedging Disruption Event with respect to the securities. In these events, we may use an alternate method to calculate the closing levels of the indices, including the Initial Level and the Final Level of the Index, and the payment due on the securities. As the Index Sponsor, we carry out calculations necessary to promulgate the Index, the Base Index and the Underlying Indices, and we maintain some discretion as to how such calculations are made. In particular, the Index Sponsor has discretion in selecting among methods of how to calculate the Index, the Base Index and the Underlying Indices in the event the regular means of determining the calculations is unavailable at the time such determination is scheduled to take place, and the Index Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index, Base Index or an Underlying Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, Base Index and the Underlying Indices, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index, Base Index and the Underlying Indices. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the securities, Sponsor and calculation agent for the Index, Base Index, and the Underlying Indices may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the commodities included in the Underlying Indices (or various contracts or products related to such commodities) or related indices. The research reports may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the levels of the Underlying Indices, the Base Index and the Index, and consequently the value of the securities or the potential payout on the securities.

•
THE VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS – The value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

•	the levels of the Index, Base Index and the Underlying Indices;

•	trends of supply and demand for the commodities included in the Underlying Indices;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the commodities included in the Underlying Indices or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of, and correlation among, the prices of the commodities included in the Underlying Indices;

•	the expected volatility of the Index, the Base Index and the Underlying Indices; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE CORRELATION AMONG THE COMMODITIES INCLUDED IN THE UNDERLYING INDICES COULD CHANGE UNPREDICTABLY – Correlation is the extent to which the values of the commodities included in the Underlying Indices increase or decrease to the same degree at the same time. If the correlation among the commodities included in the Underlying Indices changes, the level of the Index, and therefore, the value of the securities may be adversely affected.

•
THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF THE INDEX OR CERTAIN COMPONENTS OF THE UNDERLYING INDICES – The return on your investment in the securities could be significantly less than the return on an alternative investment with similar risk characteristics, even if some of the futures contracts reflected in the Underlying Indices, or the commodities underlying such futures contracts, have generated significant returns. The levels of such futures contracts and such commodities may move in different directions at different times compared to each other, and underperformance by one or more of the futures contracts included in the Underlying Indices may reduce the performance of the Underlying Indices as a whole, and therefore, the performance of the Index.

•
THE INDEX, THE BASE INDEX AND THE UNDERLYING INDICES HAVE LIMITED PERFORMANCE HISTORY – The publication of the Index, the Base Index and the Underlying Indices began on the dates set forth in the table below. Therefore, these indices have limited performance history and no actual investment which allowed a tracking of the performance of these indices was possible before their respective publication dates.

Publication Dates of the Index, Base Index and Underlying Indices
Index	October 18, 2010
Base Index	October 18, 2010
MRE Index	July 25, 2008
Momentum Index	October 18, 2010
Leveraged Harvest Index	October 18, 2010

Risks Relating to Commodities Generally

•
LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE COMMODITIES INCLUDED IN THE UNDERLYING INDICES — Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to commodities, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the Underlying Indices, and therefore, the level of the Index, and consequently the value of the securities.

•
COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the commodities included in the Underlying Indices may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Underlying Indices, and consequently affect the level of the Index, and the value of your securities in varying ways. Different factors may cause the values of the commodities included in the Underlying Indices and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•
THE ABSENCE OF BACKWARDATION OR THE PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE UNDERLYING INDICES WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts included in the Underlying Indices near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December 2011 may specify a January 2013 expiration. As that contract nears expiration, it may be replaced by selling the January 2013 contract and purchasing the contract expiring in March 2013. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2013 contract would take place at a price that is higher than the price at which the March 2013 contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Underlying Indices have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Underlying Index, and therefore the level of the Index and, accordingly, decrease the value of your securities. Conversely, some futures contracts included in the Underlying Indices have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Underlying Indices, and therefore, the level of the Index and, accordingly, decrease the value of your securities.

•
THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of certain commodities included in the Underlying Indices are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date, the per unit U.S. dollar cash offer prices used to determine the official cash offer prices of certain commodities included in the Underlying Indices could be adversely affected and the levels of the Underlying Indices could be reduced, which will have an adverse effect on the level of the Index, and consequently, on your Payment at Maturity.

•
THE MARKETS FOR THE COMMODITIES INCLUDED IN THE UNDERLYING INDICES SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Commodities are variously affected by, among other things, weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs.

•
THE PRICES OF THE COMMODITIES INCLUDED IN THE UNDERLYING INDICES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The commodities included in the Underlying Indices may be produced in emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the levels of the Underlying Indices, and therefore, the level of the Index and, consequently, the return on your investment.

•
IF THE LIQUIDITY OF THE COMMODITIES INCLUDED IN THE UNDERLYING INDICES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date or an Investor Redemption Valuation Date, as applicable, would likely have an adverse effect on the closing levels of the Underlying Indices and, therefore, the closing level of the Index and, consequently, the return on your securities. Limited liquidity relating to the commodities included in the Underlying Indices may also result in the Index Sponsor being unable to determine the levels of the Underlying Indices, and therefore, the level of the Index using its normal means.

•
SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the levels of the Underlying Indices, and therefore, the level of the Index and, consequently the value of your securities.

THE DEUTSCHE BANK LIQUID COMMODITY APEX 14 INDEXTM TOTAL RETURN

The Deutsche Bank Liquid Commodity Apex 14 IndexTM Total Return (the “Index”) is intended to reflect the effect of a target volatility strategy in respect of the Deutsche Bank Liquid Commodity Apex IndexTM (the “Base Index”) based on a fixed target volatility level of 14% and the realized volatility of the Base Index over a defined period, as set forth below. The inception date of the Index was October 18, 2010.

The Index has been calculated back to a base date of July 31, 2001. The closing level of the Index is calculated on a total return basis (the “Index TR Closing Level”) by combining the return of the Index with the income accrued from a notional investment of the value of the Index in 3-month United States Treasury bills on a rolling basis, as more fully described below. The Index TR Closing Level was set equal to 100 on July 31, 2001.

While the Base Index has no controls for volatility, the Index dynamically controls the exposure to the Base Index to target volatility of 14%. Accordingly, the Index is rebalanced monthly to reset its participation in the Base Index, based upon a comparison of the actual volatility experienced by the Base Index over the previous three months to the target volatility of 14%. Notional participation in the Base Index increases when the realized volatility of the Base Index over the previous three months has gone down, and notional participation decreases when the realized volatility of the Base Index has gone up. The maximum exposure of the Index to the Base Index on any Index Rebalancing Date (as defined below) is 200%.

If, on an Index Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is 14%, the participation of the Index in the Base Index will be set to 100% going forward. If, on an Index Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is less than 14%, the participation of the Index in the Base Index will be reset to a level greater than 100%, but no greater than 200%. To maintain the target volatility of 14%, the Index attempts to compensate for such lower historical volatility in the Base Index by increasing participation going forward. Conversely, if, on an Index Rebalancing Date, the actual volatility experienced by the Base Index over the previous three months is greater than 14%, the participation of the Index in the Base Index will be reset to a level less than 100%. In this scenario, to maintain the target volatility of 14%, the Index attempts to compensate for such higher historical volatility in the Base Index by decreasing participation going forward. The participation in the Base Index is assessed at each monthly Rebalancing Date.

For example, if the realized volatility of the Base Index for a given three-month period is 7% (equal to 50% of the target volatility of 14%), the participation of the Index in the Base Index will be reset to 200%, and the investor will have 200% exposure to the performance of the Base Index. If the realized volatility of the Base Index for a given three-month period is 28% (equal to 200% of the target volatility of 14%), the participation of the Index in the Base Index will be reset to 50%, and the investor will have 50% exposure to the performance of the Base Index. The formula for this allocation calculation is set forth in detail under “—Methodology of the Index—Allocation to the Base Index” below.

As of November 17, 2011, the participation level of the Index in the Base Index was 200%.

This description of the Index, the Base Index and the Underlying Indices is only a summary of the objectives and methodologies of the respective indices. It is not meant to be a comprehensive description of how to calculate the levels of the Index, the Base Index and the Underlying Indices under all circumstances.

The Base Index – The Deutsche Bank Liquid Commodity Apex IndexTM

The Base Index is intended to reflect the performance of a basket of three underlying indices, weighted according to a dynamic allocation strategy which aims to achieve equal “risk contribution” of each underlying index. This risk-weighted basket consists of the following indices (each, an “Underlying Index” and collectively, the “Underlying Indices”):

•	the Deutsche Bank Liquid Commodity Mean Reversion Enhanced IndexTM (the “MRE Index”)

•	the Deutsche Bank Liquid Commodity Momentum IndexTM (the “Momentum Index”)

•	the Deutsche Bank Commodity Leveraged Harvest IndexTM (the “Leveraged Harvest Index”)

Calculations of the Base Index ER Closing Level

The level of the Base Index is calculated on an excess return basis (the “Base Index ER Closing Level”), based on the excess return closing levels of each of the three Underlying Indices (the “Underlying Index ER Closing Levels”), which are in turn affected by changes in the prices of the commodities included in the relevant Underlying Index. The Base Index ER Closing Level on an Index Business Day t is equal to the sum of the (A) the Base Index ER Closing Level on the Index Business Day immediately preceding the Index Business Day t and (B) the sum of the values for each Underlying Index on the Index Business Day t calculated as the product of (i) the change in the relevant Underlying Index ER Closing Level from Index Business Day t -1 to Index Business Day t and (ii) the holding of the relevant Underlying Index on Index Business Day t. Expressed as a formula:

Where:
ILer(t)	= Base Index ER Closing Level on Index Business Day t
ILer(t-1)	= Base Index ER Closing Level on the Index Business Day immediately preceding Index Business Day t
ILa(t, i)	= Underlying Index “i” ER closing level on Index Business Day t
ILa(t – 1, i)	= Underlying Index “i” ER closing level on the Index Business Day immediately preceding the Index Business Day t
Ua(k, i)	= Holding of Underlying Index “i” on Index Business Day t, as computed on the Base Index Rebalance Date k immediately preceding (and excluding) t.

The holding of an Underlying Index will be rebalanced monthly on the last Index Business Day of each calendar month (the “Base Index Rebalance Date”) and will remain constant until the next Base Index Rebalance Date. The rebalancing is based on the weight of such Underlying Index, as determined on the relevant Base Index Observation Date (as defined below) in order to seek equal “risk contribution” by each Underlying Index, and also on the Base Index ER Closing Level and the particular Underlying Index ER Closing Level on the Base Index Rebalance Date. The holding of Underlying Index “i” on the Base Index Rebalance Date k is equal to (A) (i) the product of the Base Index ER Closing Level on such Rebalance Date k and (ii) the weight of the index determined on the relevant Base Index Observation Date o, divided by (B) the Underlying Index ER Closing Level on such Rebalance Date k.

Expressed as a formula:

Where:
Ua(k, i)	= Holding of Underlying Index “i” computed on the Base Index Rebalance Date k
ILer(k)	= Base Index ER Closing Level on Base Index Rebalance Date k
ILa(k, i)	= Underlying Index “i” ER closing level on Base Index Rebalance Date k
W (o, i)	= Weight of Underlying Index “i” calculated on the Base Index Observation Date o immediately preceding Base Index Rebalance Date k.

The Base Index has been calculated back to a base date of March 30, 2001 and the Base Index ER Closing Level was set equal to 100 on the base date.

Weight Determination of the Underlying Indices of the Base Index

The weight of each Underlying Index in the Base Index is adjusted based on the three-month volatility of each Underlying Index, as calculated on the third-to-last Index Business Day of each calendar month (the “Base Index Observation Date”). The weight of each Underlying Index in the Base Index bears an inverse relationship to the three-month historical volatility of such Underlying Index. If an Underlying Index exhibits higher three-month volatility relative to the other Underlying Indices, it will be assigned a smaller weight; and if an Underlying Index exhibits a lower three-month volatility relative to the other Underlying Indices, it will be assigned a greater weight. The weights of the Underlying Indices are subject to the limitation that no one Underlying Index can be assigned a weight of more than 65% or less than 17.5%. The weight of the Underlying Index “i” is calculated as follows:

Where :
σ i is the volatility of the relevant Underlying Index “i” estimated on the relevant Base Index Observation Date based on the period of 3 months up to and including such Base Index Observation Date using the daily value of the closing level of the relevant Underlying Index; and
N equals 3;

provided that:
i)
if for Underlying Index “i” , σ i= 0%, then W(i) =17.5%; and the remaining weight of 82.5% is distributed among the other Underlying Indices using the formula above, without taking into account of Underlying Index “i” .

ii)	for each Underlying Index “i” , 17.5% <= W(i) <= 65%.

The following examples illustrate the calculation of weights of Underlying Indices and have been rounded for ease of analysis. If the MRE Index, the Momentum Index and the Leveraged Harvest Index exhibited three-month historical volatility of 10%, 20% and 30%, respectively, as estimated on a Base Index Observation Date, the weights of the Underlying Indices will be calculated as follows:

 If the MRE Index, the Momentum Index and the Leveraged Harvest Index exhibited three-month historical volatility of 10%, 20% and 50%, respectively, as estimated on a Base Index Observation Date, the weights of the Underlying Indices will be calculated as follows:

Since the weight of the Leveraged Harvest Index as calculated above is less than 17.5%, it is set to the minimum weight of 17.5%, and the remaining 82.5% weight is distributed between the two indices according to their volatility as follows:

In a special case, if an Underlying Index exhibits a 0% volatility as determined on the relevant Base Index Observation Date, then its weighting within the Base Index will be set to the minimum of 17.5%. For example, If the MRE Index, the Momentum Index and the Leveraged Harvest Index exhibited three-month historical volatility of 0%, 40% and 50%, respectively, as estimated on a Base Index Observation Date, the weights of the Underlying Indices will be calculated as below:

As of November 17, 2011, the weights of the Underlying Indices were as follows:

Underlying Index	Weight
MRE Index	17.50%
Momentum Index	23.99%
Leveraged Harvest Index	58.51%

Methodology of the Index

As discussed above, the closing level of the Index is calculated on a total return basis (the “Index TR Closing Level”). However, that calculation first requires determining the closing level of the Index on an excess return basis (the “Index ER Closing Level”), which is calculated based on the Base Index ER Closing Level (as described above) and the level of notional participation of the Index in the Base Index (the “Allocation”).

Allocation to the Base Index

The Allocation is adjusted monthly on the last Index Business Day of each calendar month (the “Index Rebalancing Date”), subject to the maximum of 200%, based on the three-month realized volatility of the Base Index, as determined on the date that is two Index Business Days prior to the applicable Index Rebalancing Date (the “Index Calculation Date”). The Allocation for an Index Rebalancing Date is equal to the lesser of (i) 200% and (ii) the Target Volatility of 14% divided by the 3m Realized Volatility as of the relevant Index Calculation Date.

Expressed as a formula:

Allocation	=	Min	(	Maximum Participation,	Target Volatility	)
3m Realized Volatility (T)

where:

“Maximum Participation” is 200%;

“Target Volatility” is 14%; and

“3m Realized Volatility (T)” is calculated on the Index Calculation Date T as the three-month realized return volatility of the Base Index for the period from (but excluding) the Index Calculation Date falling in the third calendar month prior to the month in which the Index Rebalancing Date falls to (and including) the Index Calculation Date falling in the same calendar month as the Index Rebalancing Date.

Calculation of the Index ER Closing Level

The Index ER Closing Level is equal to the product of (A) the Index ER Closing Level on the Index Rebalancing Date immediately preceding such Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) the Allocation on the Index Rebalancing Date immediately preceding such Index Business Day and (y) (a) the quotient of (i) the Base Index ER Closing Level on such Index Business Day (as numerator) and (ii) the Base Index ER Closing Level on the Index Rebalancing Date immediately preceding such Index Business Day minus (b) 1.

Expressed as a formula:

TV(t)	=	TV(m(t))	x	[	1 + Allocation(m(t))	x	(	Index(t)	-1)	]
Index(m(t))

Where:

“TV(t)” is the Index ER Closing Level of the Index for the relevant Index Business Day;

“TV (m(t))” is the Index ER Closing Level of the Index on the Index Rebalancing Date immediately preceding the relevant Index Business Day;

“Allocation (m(t))” is the Allocation on the Index Rebalancing Date immediately preceding the relevant Index Business Day;

“Index (t)” means the Base Index ER Closing Level on the relevant Index Business Day; and

“Index (m(t))” means the Base Index ER Closing Level on the Index Rebalancing Date immediately preceding the relevant Index Business Day.

Calculation of the Index TR Closing Level

Subject to any Index Adjustment Event, the Index TR Closing Level on each Index Business Day is equal to the Index TR Closing Level on the Index Business Day immediately preceding the relevant Index Business Day multiplied by the sum of (i) (a) the Index ER Closing Level (as calculated under “Excess Return Calculation” above) on the relevant Index Business Day divided by (b) the Index ER Closing Level for the Index Business Day immediately preceding the relevant Index Business Day (the “Preceding Day Index ER Closing Level”) and (ii) the sum of (a) 1 and (b) the TBill Accrual Factor (as defined below) for the relevant Index Business Day, such sum raised to the power of 1 plus the number of days which are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding the relevant Index Business Day to (but excluding) the relevant Index Business Day minus (iii) 1;

Expressed as a formula:

Where:

"TRd" is the Index TR Closing Level for the relevant Index Business Day;
"TRd-1" is the Index TR Closing Level for the Index Business Day immediately preceding the relevant Index Business Day;
"ERd" is the Index ER Closing Level for the relevant Index Business Day;
"ERd-1" is the Index ER Closing Level for the Index Business Day immediately preceding the relevant Index Business Day;
"TBAFd" is the TBill Accrual Factor for the relevant Index Business Day; and
"n" is the number of days that are not Index Business Days during the period from (but excluding) the Index Business Day immediately preceding the relevant Index Business Day to (but excluding) the relevant Index Business Day.

For the purposes of this paragraph:

“TBill Accrual Factor” means, in respect of an Index Business Day, an amount calculated by the Index Sponsor in accordance with the following formula:

(1	-	91	x	TBR	)	-1/91	-	1
360

Where:

“TBR” means the closing three-month Treasury Bill rate appearing on Reuters Page US3MT = RR (or such page or service as may replace Reuters Page US3MT = RR for the purposes of displaying three-month Treasury Bill rates) in respect of the Index Business Day immediately preceding the relevant Index Business Day (the "TBill Determination Date") or if such rate is not published in respect of the TBill Determination Date, the closing three-month Treasury Bill rate last published prior to the TBill Determination Date.

For the purpose of this Description:

An “Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City.

Corrections to the Index closing levels

In calculating the closing levels of the Index, the Index Sponsor will have regard to subsequent corrections to the Base Index ER Closing Level in the period up to and including the Index Valuation Time on the 5th Index Business Day following the Index Business Day to which the closing level of the Index relates but not thereafter.

THE UNDERLYING INDICES

The Deutsche Bank Liquid Commodity Mean Reversion Enhanced IndexTM

The Deutsche Bank Liquid Commodity Mean Reversion Enhanced IndexTM (the “MRE Index”) was created by the Index Sponsor on July 25, 2008. The MRE Index is intended to reflect the performance of 12 commodities: Aluminum, Copper, Corn, Crude Oil, Gold, Lead, Natural Gas, Nickel, Silver, Soybeans, Wheat and Zinc (each an “Index Commodity”). These twelve Index Commodities are from four commodity sectors – Energy, Base Metals, Precious Metals and Agriculture. All Index Commodities except Natural Gas are represented by the relevant Deutsche Bank Liquid Commodity Index-Optimum Yield (“DBLCI-OY”) individual commodity sub-index, as set forth below. Natural Gas is represented by the Natural Gas Sub-Index.

The weights of the Index Commodities in the MRE Index are systematically adjusted based on the relative price of each Index Commodity on the 6th Index Business of each calendar month (the “Monthly Calculation Date”). Each Index Commodity’s weight is a function of the ratio of its one-year and five-year moving average prices, and its base weight within the MRE Index. Relatively expensive Index Commodities are assigned lower weights; conversely, relatively cheap Index Commodities are assigned higher weights, each in relation to the base weight of the relevant Index Commodities within the MRE Index. For determining the 1-year moving average price and the 5-year moving average price of each Index Commodity in the MRE Index, the price of the futures contract that had been included in the relevant sub-index for the relevant period is used. At each monthly rebalancing, the Index Commodity with the greatest weight cannot be assigned a weight greater than 35%; and each of the remaining commodities cannot be assigned a weight of greater than 20%.

Based on the weight of each Index Commodity in the MRE Index, the holding of such Index Commodity is adjusted accordingly on the date that is two Index Business Days after the relevant Monthly Calculation Date (the “Monthly Rebalancing Date”), as further described below. The holding of each Index Commodity will remain constant until the next Monthly Rebalancing Date.

The closing level of the MRE Index will be calculated by the Index Sponsor on an excess return basis (the “MRE Index ER Closing Level”).

The table below shows the sub-indices included in the MRE Index, as well as their respective current weights and base weights within the MRE Index, as of November 17, 2011.

MRE Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight
DBLCI-OY MAL (Aluminium)	London Metal Exchange	DBLCOALE Index	5.74%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	1.78%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	2.91%
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	20.69%

DBLCI-OY GC (Gold)	COMEX	DBLCOGCE Index	1.96%
DBLCI-OY MPB (Standard Lead)	London Metal Exchange	DBLCYEPB Index	4.48%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	7.90%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	0.08%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	5.48%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	7.07%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	8.06%
DBLCI Natural Gas (Natural Gas)	N.Y. Mercantile Exchange	DBLCNGEU Index	33.85%

Rolling Methodology of The Deutsche Bank Liquid Commodity—Optimum Yield™ Sub-Indices

Eleven of the twelve sub-indices included in the MRE Index utilize the DBLCI-OY’s “Optimum Yield” methodology (such sub-indices, the “DBLCI-OY Sub-Indices”). The twelfth sub-index, the DBLCI Natural Gas Index uses a fixed rolling methodology, as further described below. The DBLCI-OY employs a rules-based approach when it rolls from one futures contract to another. Rather than selecting the new commodity futures contract (an “Exchange Traded Instrument”) based on a pre-defined schedule, the DBLCI-OY rolls to a successor Exchange Traded Instrument from a list of tradable Exchange Traded Instruments set to expire within the next 13 months in a manner that seeks to generate the maximum implied roll yield. In this way, the DBLCI-OY seeks to maximize the potential roll benefits in backwardated markets and minimize loss in contango markets.

If the price of a futures contract is greater than the spot price, the market is in contango. If the price of a futures contract is below the spot price, the market is in backwardation. In a contango market, as the time to expiry of a futures contract decreases, the price generally will tend toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling as the contract approaches expiry in a contango market. The opposite is true for a market in backwardation. Thus, assuming a flat spot price, a contango market will tend to impact negatively the level of an index while a market in backwardation will tend to impact positively the level of an index.

On the first day of each month that is a business day in New York (“first New York business day”), each DBLCI-OY Exchange Traded Instrument is tested for continued inclusion in the DBLCI-OY based on the month in which the contract delivery of the underlying DBLCI index constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For each DBLCI-OY Sub-Index, the new Exchange Traded Instrument selected will be the contract with the maximum implied roll yield based on the closing price for each Eligible Contract. An “Eligible Contract” is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the DBLCI-OY, and (ii) no later than the 13th month after the applicable first New York business day. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

A closing level for each DBLCI-OY Sub-Index will be calculated by the Index Sponsor on an excess return basis. The closing level for a DBLCI-OY Sub-Index is based on the closing price of the underlying futures contracts for such DBLCI-OY Sub-Index on the relevant Index Business Day. The closing level of each DBLCI-OY Sub-Index is quoted in U.S. dollars and is published by the Index Sponsor on each Index Business Day.

The DBLCI Natural Gas Index

The DBLCI Natural Gas Index (the "Natural Gas Sub-Index”) is intended to reflect the performance of the price of futures contracts on Natural Gas. The Index Sponsor of the Natural Gas Sub-Index is Deutsche Bank AG, London Branch.

The Natural Gas Sub-Index is composed of Natural Gas futures contracts, rolling monthly into the fourth month contract. The Closing Level of the Natural Gas Sub-Index is calculated on an excess return basis.

The Natural Gas Sub-Index provides for the replacement of an Exchange Traded Instrument in the third calendar month prior to the month in which the specified delivery date of such Exchange Instrument falls. This replacement takes place over a period of time – from the second Index Business Day of the month to the sixth Index Business Day of the month – in order to lessen the impact on the market for such Exchange Traded Instruments.

Calculation of the MRE Index ER Closing Level

The MRE Index ER Closing Level is calculated as:

Where:

ILB(t)	= MRE Index ER Closing Level on Index Business Day t
ILB(t -1)	= MRE Index ER Closing Level on the Index Business Day immediately preceding Index Business Day t
ILa(t,i)	= Index Commodity “i” closing level on Index Business Day t
Ua(k,i)	= Holding of Index Commodity “i” on Index Business Day t, as computed on the immediately preceding Monthly Rebalancing Date k.

The holding of each Index Commodity is rebalanced monthly on the 8th Index Business Day (the “Monthly Rebalancing Date”) of each calendar month and will remain constant until the next Monthly Rebalancing Date. The rebalancing is based on the weight of the Index Commodity determined on the date that is two Index Business Days before the relevant Monthly Rebalancing Date (the “Monthly Calculation Date”), the MRE Index ER Closing Level and the Index Commodity closing level on the relevant Monthly Rebalancing Date. The holding for Index Commodity i on the Monthly Rebalancing Date k is calculated as follows:

Where:

Ua(k, i)	= Holding of Index Commodity “i” as computed on Monthly Rebalancing Date k
ILB(k)	= MRE Index ER Closing Level on Monthly Rebalancing Date k
ILa(k,i)	= Index Commodity “i” closing level on Monthly Rebalancing Date k
W (o, i)	= Weight of Index Commodity “i” determined on the Monthly Calculation Date o immediately preceding Monthly Rebalancing Date k

MRE Index Weight Rebalancing

The weight of each Index Commodity is calculated on the Monthly Calculation Date using the mean reverting weight strategy as follows.

First, the “divergence tick” for each Index Commodity “i” on the Monthly Calculation Date t is calculated. The divergence tick is a measure of the ratio of the 5 year and 1 year commodity moving average prices and is calculated as follows:

Where:

dk(t,i)	= Divergence tick of Index Commodity “i” on Index Business Day t
MA1(t,i)	= One-year moving average of Index Commodity “i” as of Index Business Day t
MA5(t,i)	= Five-year moving average of Index Commodity “i” as of Index Business Day t
f	= 0.05

The moving average calculations are based on the price of the contracts included in each individual Index Commodity during the relevant (one year or five year) period. During roll periods, the price of the old contract being rolled out of the Index is used. The one year average is based on price data from the 6th Index Business Day of the month to the first Index Business Day succeeding the date 12 months prior to the 6th Index Business Day of the month. The five year average is based on price data from the 6th Index Business Day of the month to the first Index Business Day succeeding the date 60 months prior to the 6th Index Business Day of the month.

Second, the pre-capped commodity weight of Index Commodity “i” on the Monthly Calculation Date t is calculated as follows:

Where:

PW (t,i)	= Pre-capped weight of individual Index Commodity “i” on Index Business Day t
CW (i)	= Base weight for Index Commodity “i”
CW (j)	= Base weight for each Index Commodity “j” underlying the MRE Index
k	= 0.3

Third, the index weights are determined by capping the pre-capped index weights using an iterative process to ensure diversification. The pre-capped weights are ordered by the highest to lowest weight. If two pre-capped weights are identical, the Index Commodity with the highest “value” (meaning the current weight of the Index Commodity multiplied by the closing level of the Index Commodity) is ordered first. If the highest ranked pre-capped weight is above 35%, it is capped to 35%. All the other weights are capped to 20%. The difference between the capped weights and pre-capped weights is distributed pro-rata among the remaining commodities. In the event any Index Commodities other than the highest ranked Index Commodity have a weight above 20% after the redistribution, they are capped to 20%. The redistribution is repeated, with the weight of those Index Commodities having a weight below 20% being increased on a pro-rata basis. This process is repeated iteratively until only the highest ranked Index Commodity has a weight above 20% (in the event the highest ranked Index Commodity has a weight below 20%, no Index Commodity will have a weight above 20%).

The Deutsche Bank Liquid Commodity Momentum IndexTM

The Deutsche Bank Liquid Commodity Momentum IndexTM (the “Momentum Index”) was created by the Index Sponsor on October 18, 2010. The Momentum Index is intended to reflect the performance of 14 commodities: Aluminum, Copper, Corn, Crude Oil, Gold, Heating Oil, Natural Gas, Nickel, Silver, RBOB Gasoline, Soybeans, Sugar, Wheat, and Zinc, with each commodity given a weighting that is adjusted monthly based on trends in the prices of each commodity and of the commodities as a group. These fourteen commodities are from four commodity sectors – Agriculture, Energy, Industrial Metals, and Precious Metals. The Momentum Index reflects these commodities by investing in the relevant S&P GSCITM (described below) individual commodity sub-index, as set forth in the table below (each a “Momentum Sub-Index”, and together the “Momentum Sub-Indices”).

The weight of each Momentum Sub-Index in the Momentum Index is systematically adjusted based on the momentum of each commodity represented by a Momentum Sub-Index relative to the momentum of commodities represented by the other Momentum Sub-Indices. The weighting is determined dynamically based on technical signals on the fifth last Index Business Day of each calendar month (the “Momentum Observation Date”). If the overall commodity environment, as measured by the momentum of the 14 underlying commodities over a defined period (as set forth below), is deemed to be bullish, the Momentum Index invests into those Momentum Sub-Indices that show positive momentum, and if the overall commodity environment is deemed to be bearish, the Momentum Index shorts those Momentum Sub-Indices that show negative momentum. Weights are equally distributed to all the selected Momentum Sub-Indices such that the sum of the weights will equal 100%. If the environment is trending sideways without clear momentum signals, the Momentum Index stays neutral and does not invest into any of the Momentum Sub-Indices, such that the sum of the weights will equal 0%.

Based on the weight of each Momentum Sub-Index determined on the Momentum Observation Date, the holding of each Momentum Sub-Index will be adjusted on the first Index Business Day of the next calendar month (the “Momentum Rebalancing Date”), as further described below. The holding of each Momentum Sub-Index will remain constant until the next Momentum Rebalancing Date.

The level of the Momentum Index will be calculated by the Index Sponsor on an “excess return” basis (the “Momentum Index ER Closing Level”).

The table below shows those sub-indices included in the Momentum Index, as well as their respective current weights within the Momentum Index as of November 17, 2011. The weights in the table below that are negative represent a short position in the respective Momentum Sub-Index, the weights that are positive represent a long position in the respective Momentum Sub-Index and the weights that equal zero represent that the Momentum Index is not invested in the respective Momentum Sub-Index as of November 17, 2011.

Momentum Sub-Index	Bloomberg Ticker	Last Rebalance Weight
S&P GSCI Crude Oil ER Index	SPGCCLP Index	0.00%
S&P GSCI Natural Gas ER Index	SPGCNGP Index	-8.07%
S&P GSCI Corn ER Index	SPGCCNP Index	-8.25%
S&P GSCI Wheat ER Index	SPGCWHP Index	-8.22%
S&P GSCI Soybean ER Index	SPGCSOP Index	-8.54%
S&P GSCI Sugar ER Index	SPGCSBP Index	-8.34%
S&P GSCI Copper ER Index	SPGCICP Index	-8.57%
S&P GSCI Aluminum ER Index	SPGCIAP Index	-8.73%
S&P GSCI Zinc ER Index	SPGCIZP Index	-8.87%
S&P GSCI Nickel ER Index	SPGCIKP Index	-8.59%
S&P GSCI Gold ER Index	SPGCGCP Index	-8.84%
S&P GSCI Silver ER Index	SPGCSIP Index	-8.46%
S&P GSCI RBOB Gasoline ER Index	SPGCHUP Index	0.00%
S&P GSCI Heating Oil ER Index	SPGCHOP Index	0.00%

Calculation of the Momentum Index ER Closing Level

The Momentum Index ER Closing Level is calculated as:

Where:
ILer(t)	= Momentum Index ER Closing Level on Index Business Day t
ILer(t-1)	= Momentum Index ER Closing Level on the Index Business Day immediately preceding Index Business Day t
ILa(t, i)	= Momentum Sub-Index “i” closing level on Index Business Day t
ILa(t – 1, i)	= Momentum Sub-Index “i” closing level on the Index Business Day immediately preceding the Index Business Day t
Ua(k, i)	= Holding of Momentum Sub-Index “i” on Index Business Day t, as computed on the Rebalance Date k immediately preceding (and excluding) t.

The holding of each Momentum Sub-Index is rebalanced monthly on the 8th Index Business Day (the “Momentum Rebalancing Date”) of each calendar month and will remain constant until the next Momentum Rebalancing Date. The rebalancing is based on the weight of the Momentum Sub-Index determined on Momentum Observation Date immediately preceding the relevant Momentum Rebalancing Date, the MRE Index ER Closing Level and the Index Commodity closing level on the relevant Momentum Rebalancing Date. The holding for Index Commodity “i” on the Momentum Rebalancing Date k is calculated as follows:

Where:
ILer(t)	= Momentum ER Closing Level on Momentum Rebalancing Date k
ILa (k, i)	= Momentum Sub-Index “i” closing Level on Momentum Rebalancing Date k
W(o, i)	= Weight of Momentum Sub-Index “i” on the relevant Momentum Observation Date o immediately preceding the Momentum Rebalancing Date k

Weight Determination of the Momentum Sub-Indices

Unless an Exceptional Rebalancing Event (as defined below) has occurred, the Momentum Index is rebalanced monthly on the relevant Momentum Rebalance Date based on the weight of each Momentum Sub-Index determined in accordance with the steps set forth below on the relevant Momentum Observation Date.

First, on each Index Business Day for each Momentum Sub-Index “i”, a directional indicator (DI) is calculated by comparing its average level over the past 15 Index Business Days (short-term moving average, or STMA) to its average level over the past 60 Index Business Days (long-term moving average, or LTMA). If LTMA is less than STMA for the relevant Momentum Sub-Index, the DI will be “Bullish” for such index on the relevant date of calculation. If LTMA is greater than STMA, the DI will be “Bearish.” If LTMA is equal to STMA, the DI will be “Neutral.”

Second, an environmental indicator (EI) for an Index Business Day is calculated based on the directional indicators of all of the Momentum Sub Indices. If the DIs for nine or more Momentum Sub Indices are “Bullish” for such day, the EI will equal 100%. If the DIs for nine or more Momentum Sub Indices are “Bearish”, the EI will equal -100%. In all other cases, the EI will equal 0.

Third, a “Signal” is generated for each Momentum Observation Date based on the average of EIs over the past 45 Index Business Days. If the average of the EIs over the past 45 Index Business Days is greater than or equal to 50%, the Signal will be “Bullish.” If the average of the EIs over the past 45 Index Business Days is less than or equal to -50%, the Signal will be “Bearish.” In all other cases, the Signal will be “Neutral.”

If the Signal on the Momentum Observation Date t is “Neutral”, the weight for each Momentum Sub-Index will be set to zero and the Momentum Index will be uninvested. If the Signal on the Momentum Observation Date t is “Bearish” or “Bullish”, the weight of each Momentum Sub-Index “i”, W(t,i), will be determined by comparing the Signal on the Momentum Observation Date t to the directional indicator of such index on the same date.

•
If the Signal generated is “Bullish”, the Momentum Sub-Indices with the DI of “Bullish” on the same day will be assigned a weight representing a long position in those Sub-Indices equal to i) 1 divided by ii) the number of Momentum Sub-Indices with the DI of “Bullish” on the same day; all the other Momentum Sub Indices will be assigned a weight of 0.

•
If the Signal generated is “Bearish”, the Momentum Sub-Indices with the DI of “Bearish” on the same day will be assigned a weight representing a short position in those Momentum Sub-Indices equal to i) 1 divided by ii) the number of Momentum Sub-Indices with the DI of “Bearish” on the same day; all the other Momentum Sub-Indices will be assigned a weight of 0.

An “Exceptional Rebalancing Event” is deemed to have occurred if, on the 15th Index Business Day before the last Index Business Day of each calendar month (the “Exceptional Rebalancing Observation Date”), the Signal generated on such day, as compared to the Signal generated on the immediately preceding Momentum Observation Date, has changed from a value below -0.50 to a value above 0.50, or from a value above 0.50 to a value below -0.50. If an Exceptional Rebalancing Event occurs, the weights of all the Momentum Sub Indices will be rebalanced following the steps above. Such rebalancing is implemented one Index Business Day after the Exceptional Rebalancing Observation Date using the weights determined on the Exceptional Rebalancing Observation Date.

The S&P GSCITM

The S&P GSCI™ is an index on a world production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria. The S&P GSCI™ is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI™ are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI™ are weighted, on a production basis, to reflect the relative significance of such commodities to the world economy. The fluctuations in the value of the S&P GSCI™ are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI™ has been normalized such that its hypothetical level on January 2, 1970 was 100. Futures contracts on the S&P GSCI™, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

The Deutsche Bank Commodity Leveraged Harvest IndexTM

The Deutsche Bank Commodity Leveraged Harvest IndexTM (the “Leveraged Harvest Index”) is intended to reflect the effect of three times leveraged exposure to the Deutsche Bank Commodity Harvest Excess Return Index - S&P GSCI Light Energy (the “Harvest Base Index”).

The level of the Leveraged Harvest Index will be calculated by the Index Sponsor on an excess return basis (the “Leveraged Harvest Index ER Closing Level”). The Leveraged Harvest Index has been calculated back to the base date of August 4, 1997 (the “Base Date”) and the Leveraged Harvest Index ER Closing Level is set to 100 on the Base Date.

Calculation of the Leveraged Harvest Index ER Closing Level

The Leveraged Harvest Index ER Closing Level on each Index Business Day is calculated by the Index Sponsor as the product of (A) the Leveraged Harvest Index ER Closing Level on the Previous Leveraged Rebalancing Date in respect of such Index Business Day and (B) the sum of (i) 1 and (ii) the product of (x) 3 and (y) (a) the quotient of (i) the Harvest Base Index Closing Level on such Index Business Day (as numerator) and (ii) the Harvest Base Index Closing Level on such Previous Leveraged Rebalancing Date (as denominator) less (b) 1. Expressed as a formula:

where:
is the Leveraged Harvest Index ER Closing Level on the relevant Index Business Day;
is the Leveraged Harvest Index ER Closing Level on the Previous Leveraged Rebalancing Date in respect of the relevant Index Business Day .
is the Harvest Base Index Closing Level on the relevant Index Business Day;
is the Harvest Base Index Closing Level on the Previous Leveraged Rebalancing Date in respect of the relevant Index Business Day;

“Leveraged Rebalancing Date” means the last Index Business Day of each calendar month; and

“Previous Leveraged Rebalancing Date” means, in respect of a day, the Leveraged Rebalancing Date immediately preceding such day (or, if such Leveraged Rebalancing Date falls before the Base Date, the Base Date).

The Harvest Base Index

The Harvest Base Index was created by the Index Sponsor on December 15, 2007. The Harvest Base Index represents a long position in the Deutsche Bank Commodity Booster Index-Benchmark Light Energy (the “Booster Index”) and a short position in the S&P GSCITM Light Energy Index (the “S&P GSCI Light Energy Index”). The Booster Index seeks to outperform the S&P GSCI Light Energy Index by selecting constituent commodity futures contracts using the Optimum Roll Yield Strategy of the Deutsche Bank Liquid Commodity Index—Optimum Yield™ (the “DBLCI-OY”) (see “Rolling Methodology of The Deutsche Bank Liquid Commodity Index—Optimum YieldTM Sub-Indices” herein) and, at the time of each annual re-weighting, assigning them the same weights as those commodity futures contracts have in the S&P GSCI Light Energy Index. For livestock and those commodities in the S&P GSCI Light Energy Index for which there is no corresponding DBLCI-OY constituent commodity, the respective S&P GSCI Light Energy Index weight for that commodity is assigned to the corresponding S&P GSCITM single commodity index. As a result, the roll yield performance of livestock and those commodities in the S&P GSCI Light Energy Index for which there is no corresponding DBLCI-OY constituent commodity will have no impact on the performance of the Harvest Base Index. The constituent commodities included in the Booster Index are set forth below.

The closing level of the Harvest Base Index is dependent on the relative performance of the Booster Index and S&P GSCI Light Energy Index, i.e., whether and to the extent which, the Booster Index will outperform the S&P GSCI Light Energy Index. The Harvest Base Index will appreciate if the Booster Index outperforms the S&P GSCI Light Energy Index, and will depreciate if the Booster Index underperforms the S&P GSCI Light Energy Index.

For each index constituent in the Booster Index, the selected futures contract is rolled to a new contract when the existing contract is close to expiration. The Booster Index re-weights on an annual basis after the new S&P GSCI Light Energy Index weights have been announced.

The Index Sponsor calculates a closing level for the Harvest Base Index on an excess return basis (the “Harvest Base Index Closing Level”) on each Index Business Day.

The S&P GSCI Light Energy Index

The S&P GSCI Light Energy Index is comprised of the same commodity futures as the S&P GSCI Index but with those weights for contracts in the energy sector having been divided by 4 and with resulting higher weights of the remaining S&P GSCI Index commodities. The S&P GSCI Index is designed as a benchmark for investment in the commodity markets and as a measure of commodity market performance over time. In order to accomplish these objectives, the S&P GSCI Index is calculated primarily on a world production-weighted basis and comprises the principal physical commodities that are the subject of active, liquid futures contracts markets. There is no limit on the number of contracts that may be included in the S&P GSCI Index; any contract that satisfies the eligibility criteria and the other conditions specified in this S&P GSCI Index Methodology as published by Standard & Poor’s will be included. This feature is intended to enhance the suitability of the S&P GSCI Index as a benchmark for commodity market performance and to reflect general levels of price movements and inflation in the world economy.

Components of the Booster Index

The table below shows those sub-indices included in the Booster Index, as well as their respective weights within the Booster Index, as of November 17, 2011.

Sub-Index	Trading Facility for Relevant Commodity	Bloomberg Ticker	Current Weight
DBLCI-OY CL (WTI Sweet Light Crude)	N.Y. Mercantile Exchange	DBLCOCLE Index	17.06%
DBLCI-OY MCU (Copper - Grade A)	London Metal Exchange	DBLCYECU Index	6.61%
DBLCI-OY LCO (Brent Crude)	CE Futures U.K.	DBLCYECO Index	8.49%
DBLCI-OY W (Wheat)	Chicago Board of Trade	DBLCOWTE Index	4.80%
DBLCI-OY C (Corn)	Chicago Board of Trade	DBLCOCNE Index	9.89%
DBLCI-OY GC (Gold)	COMEX	DBLCOGCE Index	7.10%
S&P Goldman Sachs Live Cattle Index	Chicago Mercantile Exchange	SPGCLCP Index	5.43%
DBLCI-OY MAL (Aluminum)	London Metal Exchange	DBLCOALE Index	4.40%
DBLCI-OY S (Soybeans)	Chicago Board of Trade	DBLCYESS Index	4.98%
DBLCI-OY SB (Sugar #11)	ICE Futures U.S.	DBLCYESB Index	5.11%
S&P Goldman Sachs Lean Hogs Index	Chicago Mercantile Exchange	SPGCLHP Index	3.22%
DBLCI-OY LGO (Gasoil)	ICE Futures U.K.	DBLCYEGO Index	3.78%
DBLCI-OY CT (Cotton #2)	ICE Futures U.S.	DBLCYECE Index	3.72%
DBLCI-OY HO (Heating Oil)	N.Y. Mercantile Exchange	DBLCOHOE Index	2.76%
DBLCI-OY RB (RBOB Gasoline)	N.Y. Mercantile Exchange	DBLCYERB Index	2.42%
DBLCI-OY NG (Natural Gas)	N.Y. Mercantile Exchange	DBLCYENG Index	1.15%
DBLCI-OY KC (Coffee)	ICE Futures U.S.	DBLCYEKC Index	2.10%
DBLCI-OY MNI (Primary Nickel)	London Metal Exchange	DBLCYENI Index	1.20%
DBLCI-OY KW (Kansas Wheat)	Kansas City Board of Trade	DBLCYEKW Index	1.39%
DBLCI-OY MZN (Zinc)	London Metal Exchange	DBLCYEZN Index	1.05%
DBLCI-OY MPB (Standard Lead)	London Metal Exchange	DBLCYEPB	0.79%
S&P Goldman Sachs Feeder Cattle Index	Chicago Mercantile Exchange	SPGCFCP Index	0.95%
DBLCI-OY SI (Silver)	N.Y. Mercantile Exchange - COMEX	DBLCYESI Index	1.10%
DBLCI-OY CC (Cocoa)	ICE Futures U.S.	DBLCYECC Index	0.50%

ADJUSTMENTS EVENTS

Index Adjustment Events

An “Index Adjustment Event” may occur if a Base Index Disruption Event (as defined below) occurs in relation to the Base Index on any Base Index Scheduled Publication Day, in which case the Index Sponsor may, in its sole and absolute discretion, either:

(i)
calculate the closing levels of the Index by reference to the Base Index ER Closing Level on the immediately preceding Valid Date for a period of up to ten successive Base Index Scheduled Publication Days; or

(ii)	select a Successor Index in respect of the Base Index; or

(iii)	permanently cancel the Index and the publication of the closing levels relating to the Index.

In the case of (i) above, if a Base Index Disruption Event continues for the period of ten successive Base Index Scheduled Publication Days as referred to therein, on the expiry of such period the provisions of (ii) or (iii) above shall apply, as selected by the Index Sponsor in its sole and absolute discretion.

If a Base Index Cancellation (as defined below) or Base Index Modification (as defined below) occurs, the Index Sponsor will on the day on which such Base Index Modification or Base Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion, either (a) select a Successor Base Index in respect of the Base Index; or (b) permanently cancel the Index and the publication of the closing levels relating to the Index or (c) in the case of a Base Index Modification, make such adjustments to the terms of the Index as it considers appropriate to determine the closing levels on any such day.

Base Index Adjustment Events

If an Underlying Index Disruption Event (as defined below) occurs to one or more Underlying Indices on an Index Business Day, the level of the Base Index will be calculated based on (i) the levels of the Underlying Indices which are not disrupted on such Index Business Day and (ii) the adjusted levels, as provided below, of the Underlying Indices which are disrupted on such Index Business Day; provided that, no adjustment or recalculation of the weights of the Underlying Indices shall be made in the event of the occurrence of an Underlying Index Disruption Event.

Underlying Index Adjustment Events

If an Underlying Index Disruption Event occurs in relation to an Underlying Index on any Underlying Index Scheduled Publication Day, the Index Sponsor may, in its sole and absolute discretion:

(i)  calculate the relevant closing level by reference to the Underlying Index ER Closing Level of the relevant Underlying Index on the immediately preceding day on which such Underlying Index ER Closing Level was published for a period of up to ten successive Underlying Index Scheduled Publication Days; or

(ii) select a Successor Underlying Index in respect of such Underlying Index; or

(iii) calculate the relevant closing level using, in lieu of a published Underlying Index ER Closing Level for that Underlying Index, the level for that Underlying Index calculated on an excess return basis at the Index Valuation Time on the relevant Index Business Day as determined by the Index Sponsor in accordance with the formula for and method of calculating that Underlying Index last in effect prior to the failure but only using those contracts or commodities that comprised that Underlying Index prior to that Underlying Index Adjustment Event; or

(iv) permanently cancel the Base Index and the publication of closing levels relating to the Base Index.

If an Underlying Index Disruption Event in relation to an Underlying Index continues for a period of more than ten successive Underlying Index Scheduled Publication Days, then from (and including) the eleventh Underlying Index Scheduled Publication Day of such period the Index Sponsor may act in accordance with the provisions of (ii), (iii) or (iv) above but not in accordance with the provisions of (i) above.

If an Underlying Index Cancellation or Underlying Index Modification occurs in relation to an Underlying Index, the Index Sponsor will on the day on which such Underlying Index Modification or Underlying Index Cancellation occurs (or, if such day is not an Index Business Day, on the immediately succeeding Index Business Day), in its discretion:

(a) select a Successor Underlying Index in respect of such Underlying Index; or

(b) calculate the relevant closing level using, in lieu of a published Underlying Index ER Closing Level for that Underlying Index, the level for that Underlying Index calculated on an excess return basis at the Index Valuation Time on the relevant Index Business Day as determined by the Index Sponsor in accordance with the formula for and method of calculating that Underlying Index last in effect prior to the change or cancellation but only using those contracts or commodities that comprised that Underlying Index prior to that Underlying Index Adjustment Event; or

(c) permanently cancel the Base Index and the publication of closing levels relating to the Base Index.

 “Base Index Disruption Event” means, in respect of the Base Index, on a Base Index Scheduled Publication Day the Index Sponsor fails to calculate and announce the Base Index ER Closing Level.

“Base Index Scheduled Publication Day” means, in respect of the Base Index, a day on which the Base Index ER Closing Level is (or but for the occurrence of a Base Index Disruption Event or Force Majeure Event (as defined herein) would have been) published.

 “Base Index Cancellation” means, in respect of the Base Index, on or prior to a Index Business Day the Index Sponsor permanently cancels the Base Index and no Successor Base Index exists.

“Base Index Modification” means, in respect of the Base Index, on or prior to an Index Business Day the Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating the Base Index or in any other way materially modifies the Base Index (other than a modification prescribed in that formula or method to maintain the Base Index in the event of changes in the constituent contracts or commodities and other routine events).

 “Index Valuation Time” means 11:00 pm (London time) on each Index Business Day or, if the publication time of any closing price in respect of any commodity underlying the relevant index is amended, such other time as the Index Sponsor may determine and announce to be the Index Valuation Time.

“Successor Base Index” means the index which will be deemed to be the Base Index for the purposes of determining the ER Closing Level if the Base Index is (A) not calculated and announced by the Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (B) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Base Index.

“Successor Underlying Index” means the index which will be deemed to be the Underlying Index for the purposes of determining the Underlying Index ER Closing Level if the Underlying Index (a) is not calculated and announced by the relevant Underlying Index Sponsor but is calculated and announced by a successor sponsor acceptable to the Index Sponsor, or (b) replaced by a successor index using, in the determination of the Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of that Underlying Index.

“Valid Date” means a day which is a Base Index Scheduled Publication Day and a day in respect of which a Base Index Disruption Event has not occurred.

"Underlying Index Adjustment Event" means, in respect of an Underlying Index, an Underlying Index Disruption Event, an Underlying Index Cancellation or an Underlying Index Modification.

"Underlying Index Cancellation" means, in respect of an Underlying Index, on or prior to an Index Business Day the relevant Underlying Index Sponsor permanently cancels the Underlying Index and no Successor Underlying Index exists.

"Underlying Index Disruption Event" means, in respect of an Underlying Index, on an Underlying Index Scheduled Publication Day the relevant Underlying Index Sponsor fails to calculate and announce the Underlying Index ER Closing

Level.

"Underlying Index Sponsor" means, in respect of an Underlying Index, the corporation or other entity that (a) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to such Underlying Index and (b) announces (directly or through an agent) the Underlying Index ER Closing Level of the relevant Underlying Index.

"Underlying Index Modification" means, in respect of an Underlying Index, on or prior to an Index Business Day the relevant Underlying Index Sponsor makes or announces that it will make a material change in the formula for or the method of calculating a relevant Underlying Index or in any other way materially modifies that Underlying Index (other than a modification prescribed in that formula or method to maintain that Underlying Index in the event of changes in the constituent contracts or commodities and other routine events).

"Underlying Index Scheduled Publication Day" means, in respect of the Underlying Index, a day on which the Underlying Index ER Closing Level is (or but for the occurrence of an Underlying Index Disruption Event would have been) published.

Force Majeure Events

If a Force Majeure Event occurs on an Index Business Day to the Index, Base Index or an Underlying Index (such an index, the “Disrupted Index”), the Index Sponsor may in its discretion:

(i)
make such determinations and/or adjustments to the terms of the Disrupted Index as it considers appropriate to determine the closing level of the Index, the Base Index ER Closing Level or the Underlying Index ER Closing Level, as applicable, on any such Index Business Day; and/or

(ii)	defer publication of the information relating to the Disrupted Index until the next Index Business Day on which it determines that no Force Majeure Event exists; and/or
(iii)	permanently cancel publication of the information relating to the Disrupted Index.

For the purposes of this description:

A “Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor determines affects the determination of the closing levels of the Disrupted Index.

Index Sponsor

The Index Sponsor for the Index, the Base Index and each Underlying Index is Deutsche Bank AG, London Branch. All determinations made by the Index Sponsor with respect to the Index, the Base Index and the Underlying Indices will be made in good faith and in a commercially reasonable manner, and will be final, conclusive and binding in the absence of manifest error.

Change in the Methodology of the Index

The Index Sponsor will, subject as provided below, employ the methodology described above and its application of such methodology shall be conclusive and binding. While the Index Sponsor currently employs the above described methodology to calculate the Index, no assurance can be given that fiscal, market, regulatory, juridical or financial circumstances will not arise that would, in the view of the Index Sponsor, necessitate a modification of or change to such methodology and in such circumstances the Index Sponsor may make any such modification or change as it determines appropriate. The Index Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision contained in this description of the Index.

In case of any conflict between the Index TR Closing Level made publicly available and the Index TR Closing Level as calculated pursuant to the Index description contained herein and the related Index rules (the “Index Rules”), the Index TR Closing Level as calculated pursuant to the Index Rules will prevail.

Historical Information

     The following graph shows the retrospectively calculated high, low and period-end closing levels of the Index for each calendar quarter from October 1, 2001 through October 17, 2010 and historical high, low and period-end closing levels of the Index for each calendar quarter from October 18, 2010 to November 17, 2011. The closing level of the Index on November 17, 2011 was 1,562.24.

     Because the Index was launched on October 18, 2010, the Base Index was launched on October 18, 2010, and the Underlying Indices were launched on the dates set forth herein, the Index Sponsor has retrospectively calculated the levels of the Index based on retrospectively calculated levels of the Base Index and Underlying Indices, using actual historical commodity forward rates and the same methodology as described above. Although the Index Sponsor believes that these retrospective calculations represent accurately and fairly how the Index would have performed before October 18, 2010, the Index did not, in fact, exist before October 18, 2010, and the Base Index and the Underlying Indices did not exist before their respective launch dates. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at any time prior to October 18, 2010, and no actual investment that allowed a tracking of the performance of the Base Index or the Underlying Indices was possible prior to their respective launch dates.

     The historical and retrospectively calculated levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Investor Redemption Valuation Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

 Additional Terms of the Securities

Market Disruption Events

Notwithstanding what is provided in the accompanying product supplement under "Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Adjustment to Index Valuation Dates for Commodity Based Index" and "Description of Securities – Adjustments to Index Valuation Dates and Payment Dates – Market Disruption Events for Commodity Based Index," “Market Disruption Event” means, a determination by the calculation agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities:

•
a termination or suspension of, or material limitation or disruption in the trading of any Exchange Traded Instrument (including, but not limited to, the occurrence or announcement of a limitation on, or suspension of, the trading of an applicable Exchange Traded Instrument imposed by the Relevant Exchange (as defined in the accompanying product supplement) on which such Exchange Traded Instrument is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by such Relevant Exchange) within the Index (or the relevant successor Index); or

•
the settlement price of any Exchange Traded Instrument within the Index (or the relevant successor Index) has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the rules of the Relevant Exchange; or

•	failure by the Relevant Exchange or other price source to announce or publish the settlement price of any Exchange Traded Instrument within the Index (or the relevant successor Index); or

•	a Commodity Hedging Disruption Event (as defined in the accompanying product supplement).

With respect to the Leveraged Harvest Index, if a Market Disruption Event occurs to an Exchange Traded Instrument relating to a commodity underlying the S&P GSCI Light Energy Index, and such commodity is also a DBLCI-OY constituent commodity, the Market Disruption Event shall be deemed to have also occurred to such DBLCI-OY constituent commodity underlying the Booster Index and its related Exchange Traded Instrument. If a Market Disruption Event occurs to an Exchange Traded Instrument relating to a commodity underlying the Booster Index, the Market Disruption Event shall be deemed to have also occurred to such commodity underlying the S&P GSCI Light Energy Index and its related Exchange Traded Instrument.

If a Market Disruption Event affecting one or more Exchange Traded Instruments included in the Index is in effect on an Index Valuation Date or if any Index Valuation Date is not a trading day with regard to any Exchange Traded Instrument, the calculation agent will calculate the Index closing level for the Index Valuation Date using:

(a)	for each Exchange Traded Instrument, the weight of the Exchange Traded Instrument within the Index on the Index Valuation Date;

(b)
except as provided above with respect to the Leveraged Harvest Index, for each Exchange Traded Instrument for which the Index Valuation Date was a trading day and which did not suffer a Market Disruption Event on such day, the closing price for such Exchange Traded Instrument on that day; and

(c)
subject to the following paragraph, for each Exchange Traded Instrument for which the Index Valuation Date was not an trading day or which suffered a Market Disruption Event on such Index Valuation Date, the closing price for the Exchange Traded Instrument on the immediately succeeding trading day for such Exchange Traded Instrument on which no Market Disruption Event occurs or is continuing with respect to or affecting such Exchange Traded Instrument (a “Good Day”).

If a Good Day does not occur by (x) the scheduled trading day after the Trade Date; or (y) the fifth scheduled trading day after the scheduled Index Valuation Date (other than the Trade Date), then the calculation agent will determine and use in calculating the Index closing level the closing price for the affected Exchange Traded Instrument on the scheduled trading day after the Trade Date or the fifth scheduled trading day (as applicable) in good faith and in a commercially reasonable manner.

For the purpose of this section:

“Exchange Traded Instrument” has the meaning given to such term in the accompanying product supplement.

Early Redemption

You will have the right to cause us to redeem your securities, in whole or in part, for the Redemption Amount by submitting a notice of your intention, indicating the aggregate Face Amounts of securities to be redeemed (in integrals of the Face Amount), to your broker in accordance with your broker’s instructions so that we receive notification of your intention by 10:00 a.m. on any day during the Election Period.  The Election Period is any trading day from (and excluding) the Trade Date to (but excluding) the Final Valuation Date.  The Investor Redemption Valuation Date for each such investor early redemption will be on the date on which such notice is actually received by the Issuer if such notice is received on a trading day at or before 10:00 a.m. New York City time, or the next trading day if such notice is not received on a trading day or is received after 10:00 a.m. New York City time. The related Investor Redemption Payment Date will be three business days after the applicable Investor Redemption Valuation Date.  If you exercise your early redemption right, the Redemption Amount payable on the applicable Investor Redemption Payment Date will be calculated as of the corresponding Investor Redemption Valuation Date using the relevant Final Level and Adjustment Factor on such Investor Redemption Valuation Date, and will be subject to the deduction of the Investor Redemption Fee of $5.00 per Face Amount of securities, further reducing the Redemption Amount otherwise due a redeeming investor on the applicable Investor Redemption Valuation Date.

Because the securities are represented by a global security, The Depository Trust Company (the “Depositary”) or the Depositary’s nominee will be the holder of the securities and therefore will be the only entity that can exercise the investor early redemption right. In order to ensure that the Depositary’s nominee will timely exercise the investor early redemption right on your behalf, you must instruct the broker or other direct or indirect participant through which you hold your securities to notify the Depositary of your intention to exercise the investor early redemption right so we are notified of your intention during the Election Period. Different firms have different deadlines for accepting instructions from their customers and, accordingly, you should consult the broker or other direct or indirect participant through which you hold your securities for the relevant deadline by which an instruction must be given in order for timely notice to be delivered to the Depositary, which will in turn notify us of the exercise of your early redemption right. We take no responsibility for any failure by your broker or other direct or indirect participant to transmit such notice to the Depositary in a timely manner on your behalf.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive no up-front commission or fee in connection with the sale of the securities. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement. After the Trade Date but prior to the Settlement Date, we may accept additional orders for the securities and increase the aggregate Face Amount.

The agent for this offering, DBSI, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.